Exhibit 99.1

June 17, 2011 Joseph Siino 2030 Addison Street, Suite 640 Berkeley, CA 94704	ICO Global Communications (Holdings) Ltd. 2300 Carillon Point Kirkland, WA 98033 Tel +1 425 278-7100 Fax +1 425 278-7101

Dear Joe:

On behalf of Ovidian Group, LLC (Ovidian), a wholly-owned subsidiary of ICO Global Communications (Holdings) Limited (together with its subsidiaries and affiliates, “ICO”), and ICO I am pleased to offer you the exempt position of Chief Executive Officer (“CEO”) reporting to Benjamin G. Wolff under the terms of this employment letter (“Employment Letter”) beginning June 17, 2011. In addition to your duties as an employee of Ovidian, you will also be an executive officer of ICO, with the title of Chief IP Officer, as approved by the ICO board of directors at its meeting on June 14, 2011.

Base Salary and Performance Bonus

As a full-time employee in the exempt position of CEO, your compensation will be calculated at a rate equal to an annual salary of $400,000.00 (less payroll taxes and required withholding) paid semi-monthly. You will also be eligible for an annual discretionary bonus of up to $300,000.00 based on performance and contingent upon your continuous service with Ovidian through the date any bonus is paid. In the first year of your employment, the bonus shall be pro-rated based on your date of hire during the calendar year. The amount of the bonus, if any, shall be determined and paid consistent with ICO’s compensation practices.

Your performance bonus, if any, shall be determined in accordance with ICO’s compensation practices that are applicable to all other employees.

Stock Options

As part of this offer you will receive an option to purchase 1,000,000 shares of the Class A common stock of ICO (“Stock Option”), with an exercise price equal to the closing price on the date of grant. The Option will vest 25% on the first anniversary of your start date and the balance will vest in 36 equal monthly installments thereafter. The Option will be evidenced by a standard stock option agreement, and will be subject to the terms and conditions of that agreement and the stock option plan under which the Option is granted.

Stock Appreciation Rights

You will also receive 500,000 stock appreciation rights with a strike price of $6.00 per share which vest in full and will be redeemed for cash when ICO’s intellectual property, innovation and technology related businesses, of which Ovidian will be a part, have produced at least $100 million in annual net income for each of two consecutive years.

Additionally you will receive 350,000 stock appreciation rights with a strike price of $10.00 per share which vest in full and will be redeemed for cash when ICO’s intellectual property, innovation and technology related businesses, of which Ovidian will be a part, have produced at least $150 million in annual net income for each of two consecutive years.

Stock options and stock appreciation rights are subject to the terms and conditions of their respective plan agreements and approval by ICO’s Compensation Committee.

Employee Proprietary Information and Inventions Agreement

In exchange for the consideration of your employment, you agree to execute and abide by the terms of the ICO Employee Intellectual Property Agreement without modification, a copy of which is enclosed.

Benefits; Vacation; Expenses

You will be eligible for standard company benefits under the applicable company plans. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time. These benefits currently include, but are not limited to, group health plans (medical, dental and vision), life and AD&D insurances, short term and long term disability benefits, and a 401k Retirement Savings Plan (which is targeted to be implemented on July 1, 2011). Specifically, the 401k Retirement Savings Plan has an employer match of 100% for the first 3% of your contributions and match of 50% for the next 2% of your contributions; such employer matching contributions shall vest fully and immediately at the time of contribution.

You will accrue 20 days of paid vacation per year. Such vacation will be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of ICO. You can accumulate a maximum of 25 days of accrued but unused vacation time in the aggregate; once you reach this maximum accrual, you will not earn more paid vacation until some of the accrued vacation is used.

Ovidian will reimburse you for reasonable business expenses and other disbursements paid by you in the performance of your duties and responsibilities in accordance with ICO’s policies.

Employment At Will

By signing this Employment Letter, you understand and agree that your employment will continue at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Ovidian’s option, and Ovidian can terminate or change all other terms and conditions of your employment, with or without cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this Employment Letter. This at-will relationship will remain in effect throughout your employment with Ovidian or any of its parents, subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Ovidian and ICO and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices or patterns of conduct.

Other Terms of Employment

This offer is conditioned on your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

Arbitration of Claims

You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment, the termination thereof, the breach by either party of the terms of this Employment Letter or any other matters relating to or arising from your employment will be resolved in binding arbitration in a proceeding in the county in which you work or worked at the time the arbitrable dispute or claim arose administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford you and Ovidian the full range of statutory remedies. Ovidian and you will be entitled to discovery sufficient to adequately arbitrate any covered claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.

We understand and agree that to the extent required by law Ovidian will bear the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if the dispute or claim was brought in court as well as any other expense or cost that is unique to arbitration. If you are the party initiating the claim, you are responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or were last) employed by Ovidian. Ovidian and you shall each pay their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether Ovidian or you are the prevailing party in the arbitration, the arbitrator will decide this issue.

Nothing contained in this section will limit Ovidian’s, ICO’s or your right to seek relief in any court of competent jurisdiction in respect of the matters set forth in the “ICO Employee Intellectual Property Agreement.” We specifically agree that disputes under the “ICO Employee Proprietary Information and Inventions Agreement” will not be subject to arbitration unless both parties mutually agree to arbitrate such disputes.

Notwithstanding the above, we agree that the following disputes and claims are not covered by this agreement and shall therefore be resolved in any appropriate forum as required by the laws then in effect:

•	claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance;

•	claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”);

•	claims for temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law;

•	any other dispute or claim that has been expressly excluded from arbitration by statute.

Nothing in this agreement should be interpreted as restricting or prohibiting you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, and any other federal, state or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation. A federal, state or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any dispute or claim that is covered by this agreement but not resolved through the federal, state or local agency proceedings must be submitted to arbitration in accordance with this agreement.

Expiration of Offer:

Please indicate your acceptance of this offer by signing below and returning it to the attention of Mark Fanning by June 20, 2011 after which time the offer will expire. By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to Ovidian as its employee; and (ii) you have not and shall not bring confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

This Employment Letter, any stock option and/or stock appreciation rights agreement between you and ICO, and the ICO Employee Intellectual Property Agreement constitute the entire agreement, arrangement and understanding between you, Ovidian and ICO on the nature and terms of your employment with Ovidian. This Employment Letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, subject to the sixth sentence in this paragraph regarding any stock option agreement between you and ICO. By executing this Employment Letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this Employment Letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this Employment Letter. In the event of any inconsistency between the terms contained in this Employment Letter and the terms contained in any stock option agreement between you and ICO, the terms contained in this Employment Letter will control, and the provisions regarding vesting or termination contained in your stock option agreements will be superseded by the provisions of this Employment Letter to the extent of any conflict. In addition, the covenants contained in the ICO Employee Intellectual Property Agreement will also supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any conflict. This Employment Letter may be executed in counterparts, each of which (including any signature transmitted via facsimile or email) shall be deemed to be an original, and all of which together shall constitute one instrument.

Except as otherwise specified in this Employment Letter, the terms and conditions of your employment pursuant to this letter may not be modified in any way except by a writing from ICO’s Human Resources department.

We hope that you will accept this offer and look forward to working with you.

Sincerely,
Ovidian Group, LLC

/s/ Benjamin G. Wolff
By: Benjamin G. Wolff
Chief Executive Officer

Signature of Acceptance:
/s/ Joseph Siino
Joseph Siino

Date:	June 17, 2011